UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2005

DYNECO CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	333-112585	41-1508703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

564 International Place, Rockledge, Florida	32955
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 321-639-0333

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement.

Item 8.01.	Other Events.

On September 1, 2005, the Company failed to make required installment payments under its promissory notes in the aggregate principal amount of $327,000 issued to five persons. The aggregate principal amount of the September 1, 2005 installments that were not paid was $17,210.53, plus accrued interest in the amount of $1,362.50. The Company also failed to make installment payments of like amounts that became due and payable on October 1, 2005.

Under the terms of the promissory notes and related loan agreements, the failure by the Company to make the required installment payments constitutes an event of default. Upon the occurrence of an event of default, the note holder(s) have the right to declare the entire unpaid amounts of the notes to become due and payable. As of the date of this report, the note holders have not advised the Company of their intention to accelerate amounts due under the notes. The notes bear interest at the rate of 5% per annum, and following a default, at the rate of 10% per annum.

The Company’s obligations under the promissory notes and related loan agreements are collateralized by a security interest in all of the Company’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNECO COPORATION

Date: October 7, 2005	By: /s/ Thomas C. Edwards
Thomas C. Edwards, Ph. D. Chief Executive Officer